Exhibit 4.3

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

General

The following is a description of the material terms of our capital stock included in our amended and restated certificate of incorporation, as amended (our “certificate of incorporation”) and our bylaws, as amended (our “bylaws”) and is only a summary. Our common stock is the only class or series of our securities which has been registered under Section 12 of the Securities Exchange Act of 1934, as amended, and is listed on The Nasdaq Global Select Market under the symbol “LINC”. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to: (i) our certificate of incorporation; (ii) our bylaws; and (iii) the applicable provisions of the New Jersey Business Corporation Act (the “NJBCA”). You should refer to complete copies of our certificate of incorporation and our bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.3 is a part, and to the relevant provisions of the NJBCA for additional information. Except as otherwise indicated or unless the context requires otherwise, all references herein to the “Company,” “we,” “us,” “our” and similar terms refer to Lincoln Educational Services Corporation.

We are currently authorized to issue 110,000,000 shares of capital stock, including 100,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. Of the 10,000,000 authorized shares of preferred stock, 12,700 shares are designated as Series A Convertible Preferred Stock, no par value per share (“Series A Preferred Stock”), and are issued and outstanding.

Common Stock

As of March[3, 2021 there were 26,988,965 shares of common stock outstanding, which were held of record by 10 shareholders.

Voting rights. Our shares of common stock are entitled to voting rights for the election of directors and for all other purposes, each holder of common stock being entitled to one vote for each share, except as otherwise required by law, and subject to the rights of the holders of preferred stock. The common stock does not have cumulative voting rights.

Dividend rights. Subject to any prior rights of holders of shares of any then-outstanding series of preferred stock, all shares of our common stock are entitled to share equally in any dividends that our Board of Directors may declare from legally available sources. Our existing credit agreement currently imposes restrictions on our ability to declare dividends with respect to our common stock.

Liquidation rights. Upon liquidation or dissolution of our Company, whether voluntary or involuntary, all shares of our common stock will be entitled to share equally in the assets available for distribution to shareholders after payment of all of our prior obligations, including obligations on our preferred stock.

Other matters. The holders of our common stock have no preemptive or conversion rights and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Listing and Transfer Agent. Shares of our common stock are listed for trading on The Nasdaq Global Market under the symbol “LINC.” Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock

As of March 3, 2021, there were 12,700 shares of Series A Preferred Stock outstanding, which were held of record by three shareholders.

Our certificate of incorporation provides that the Board of Directors has the authority, without action by the shareholders, to designate and issue shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any class or series, which may be greater than the rights of the holders of our common stock. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring, or preventing a change in control.

We are currently authorized to issue 10,000,000 shares of preferred stock, no par value per share, of which 12,700 shares are designated as Series A Convertible Preferred Stock, no par value per share, and are issued and outstanding.

Dividends. Dividends on the Series A Preferred Stock (“Series A Dividends”), at the initial annual rate of 9.6%, are to be paid from the date of issuance quarterly on each December 31, March 31, June 30 and September 30 with September 30, 2020 as the first dividend payment date. The Company, at its option, may pay dividends in cash or by increasing the number of conversion shares issuable upon conversion of the Series A Preferred Stock (the “Conversion Shares”). The dividend rate is subject to increase (a) 2.4% per annum on the fifth anniversary of the issuance of the Series A Preferred Stock (b) by 20% per annum but in no event above 14% per annum should the Company fail to perform certain obligations under the certificate of incorporation.

Series A Preferred Shareholders’ Right to Convert into Common Stock. Each share of Series A Preferred Stock, at any time, is convertible into a number of shares of common stock equal to (the “Convertible Formula”) the quotient of (i) the sum of (A) $1,000 (subject to adjustment as provided in the certificate of incorporation) plus (B) the dollar amount of any declared Series A Dividends not paid in cash divided by (ii) the Series A Conversion Price (initially $2.36 per share subject to anti-dilution adjustments as provided in the certificate of incorporation) as of the applicable Conversion Date (as defined in the certificate of incorporation). At all times, however, the number of Conversion Shares that can be issued to any Series A Preferred Stock Holder may not result in such holder and its affiliates owning more than 19.99% of the total number of shares of common stock outstanding after giving effect to the conversion (the “Hard Cap”), unless prior shareholder approval is obtained or no longer required by the rules of the principal stock exchange on which the Company’s common stock trade.

Mandatory Conversion. If, at any time following November 14, 2022, the volume weighted average price of the Company’s common stock equals or exceeds 2.25 times the Conversion Price ($5.31 per share based on the initial Conversion Price) for a period of 20 consecutive trading days and on each such trading day at least 20,000 shares of common stock was traded, the Company may, at its option and subject to the Hard Cap, require that any or all of the then outstanding shares of Series A Preferred Stock be automatically converted into shares of common stock at the then applicable Convertible Formula.

Redemption. Beginning November 14, 2024, the Company may redeem all or any of the Series A Preferred Stock for a cash price equal to the greater of (the “Liquidation Preference”) (i) the sum of $1,000 (subject to adjustment as provided in the certificate of incorporation) plus the dollar amount of any declared Series A Dividends not paid in cash and (ii) the value of the Conversion Shares were such Series A Preferred Stock converted (as determined in the certificate of incorporation) without regard to the Hard Cap.

Change of Control. In the event of certain changes of control, some of which are not in the Company’s control, as defined in the certificate of incorporation as a “Fundamental Change” or a “Liquidation”, the Series A Preferred Shareholders shall be entitled to receive the Liquidation Preference, unless such Fundamental Change is a stock merger in which certain value and volume requirements are met, in which case the Series A Preferred Stock will be converted into common stock in connection with such stock merger.

Voting. Holders of shares of Series A Preferred Stock will be entitled to vote with the holders of shares of common stock and not as a separate class, at any annual or special meeting of shareholders of the Company, on an as-converted basis, in all cases subject to the Hard Cap. In addition, a majority of the voting power of the Series A Preferred Stock must approve certain significant actions of the Company, including (i) declaring a dividend or otherwise redeeming or repurchasing any shares of common stock and other junior securities, if any, subject to certain exceptions, (ii) incurring indebtedness, except for certain permitted indebtedness or (iii) creating a subsidiary other than a wholly-owned subsidiary.

Board Representation. The holders of Series A Preferred Stock, voting as a separate class, have the right to appoint one director to the Board of Directors (the “Series A Director”) who may serve on any committees of the Board of Directors, until such time as the later of (i) the shares of Series A Preferred Stock have been converted into common stock or (ii) a holder still owns Conversion Shares and the sum of such Conversion Shares plus any other shares of common stock represent at least 10% of the total outstanding shares of common stock.

Additional Provisions. The Series A Preferred Stock is perpetual and therefore does not have a maturity date. The conversion price of the Series A Preferred Stock is subject to anti-dilution protections if the Company effects a stock split, stock dividend, subdivision, reclassification or combination of its common stock and certain other economically dilutive events.

Directors’ Exculpation and Indemnification

Our certificate of incorporation provides that none of our directors shall be liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the New Jersey Business Corporation Act, or the NJBCA. The effect of this provision is to eliminate our rights, and our shareholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director, except to the extent otherwise required by the NJBCA. This provision does not limit or eliminate our right, or the right of any shareholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our amended and restated certificate of incorporation provides that, if the NJBCA is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the NJBCA, as so amended. These provisions will not alter the liability of directors under federal or state securities laws.

Anti-Takeover Effects of New Jersey Law, the Certificate of Incorporation and the Bylaws

Certain provisions of the NJBCA, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or preventing another person from acquiring control of the Company, including takeover attempts that might result in a premium over the market price for the shares of common stock.

New Jersey Law

We are subject to the provisions of Section 14A-10A of the NJBCA, which is known as the “New Jersey Shareholders Protection Act.” Under the New Jersey Shareholders Protection Act, we are prohibited from engaging in any “business combination” with any “interested shareholder” for a period of five years following the time at which that shareholder becomes an “interested shareholder” unless the business combination is approved by our Board of Directors before that shareholder became an “interested shareholder.” After this five-year period has expired, any business combination with an “interested shareholder” must be approved by holders of 662/3% of the voting shares not held by the “interested shareholder” or meet certain prescribed value requirements. Covered business combinations include certain mergers, dispositions of assets or shares and recapitalizations.

An “interested shareholder” is (i) any person that directly or indirectly beneficially owns 10% or more of the voting power of our outstanding voting stock; or (ii) any of our affiliates or associates (as those terms are defined in the New Jersey Shareholders Protection Act) that directly or indirectly beneficially owned 10% or more of the voting power of our then outstanding stock at any time within a five-year period immediately prior to the date in question.

Certificate of Incorporation and Bylaws

Authorized but Unissued Preferred Stock. Our certificate of incorporation and bylaws permit us to establish the rights, privileges, preferences and restrictions, including voting rights, of future series of our preferred stock and to issue such stock without approval from our common shareholders.

Board of Directors. Our certificate of incorporation and bylaws provide that our Board of Directors shall consist of at least three directors but not more than eleven directors, as may be determined by the Board of Directors from time to time. Currently, our Board of Directors consists of eight directors, seven of whom are independent directors, including one designated Series A Director. Other than a vacancy arising from the departure of a Series A Director, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by the affirmative vote of a majority of the directors then in office, though less than a quorum. Any such director so elected shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until his or her successor shall have been elected and qualified. The limitation on filling vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our Company.

Removal of Directors. Except for the rights of Series A Preferred Stock holders entitled to elect a Series A Director separately (and who retain the right to remove the Series A Director), any director may only be removed from office, without assigning any cause, by the approval of holders of a majority of the combined voting power of the then outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class.

Board meetings. Our bylaws provide that special meetings of the Board of Directors may be called by the chairman of our Board of Directors, the president, the chief financial officer or by any two directors in office.

Shareholder meetings. Our certificate of incorporation provides that any action required or permitted to be taken by our shareholders at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting and may not be taken by non-unanimous written action in lieu of a meeting. Our bylaws further provide that special meetings of the shareholders may only be called by the chairman of the Board of Directors, our president, by a committee that is duly designated by the Board of Directors, by resolution adopted by the affirmative vote of the majority of the Board of Directors or pursuant to an order of the New Jersey Superior Court in accordance with NJBCA.

Requirements for advance notification of shareholder nominations and proposals. Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of the Board of Directors. In order for any matter to be considered “properly brought” before a meeting, a shareholder must comply with requirements regarding advance notice and provide certain information to us. These provisions could have the effect of delaying until the next shareholders meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, it would be able to take action as a shareholder (such as electing new directors or approving a merger) only at a duly called shareholders meeting and not by non-unanimous written consent.

Shareholder action by written consent. Our certificate of incorporation and bylaws prohibit shareholder action by non-unanimous written consent and require all such actions to be taken at a meeting of shareholders of our common stock.

Cumulative voting. Our certificate of incorporation provides that our shareholders shall have no cumulative voting rights.

Amendment of certificate of incorporation and bylaws. The amendment of the provisions described above in our certificate of incorporation generally will require the affirmative vote of a majority of our directors, as well as the affirmative vote of the holders of at least 66 2/3% of our then-outstanding voting stock. Our bylaws may be amended (i) by the affirmative vote of the majority of our Board of Directors or (ii) by the affirmative vote of holders of a majority of our then outstanding voting stock.